UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 13, 2020

PHIO PHARMACEUTICALS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-36304	45-3215903
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

257 Simarano Drive, Suite 101

Marlborough, Massachusetts 01752

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (508) 767-3861

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class of securities:	Trading Symbol(s):	Name of exchange on which registered:
Common Stock, par value $0.0001	PHIO	The Nasdaq Capital Market

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03 Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information regarding the Reverse Stock Split (as defined herein) contained in Item 5.03 of this Current Report on Form 8-K is incorporated by reference herein.

Item 5.03 Amendments to Articles of Incorporation or Bylaws.

At the Special Meeting of Stockholders of Phio Pharmaceuticals Corp. (“the Company”) held on January 10, 2020, the stockholders of the Company approved an amendment to the Company’s Amended and Restated Certificate of Incorporation to implement a reverse stock split of the Company’s common stock, par value $0.0001 per share, with the ratio to be determined by the Board of Directors (the “Board”) of the Company, within a range of not less than 1-for-2 or greater than 1-for-70. Subsequently on January 10, 2020, the Board determined to fix the ratio for the reverse stock split at 1-for-55. Thereafter, on January 13, 2020, the Company filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware, to implement the 1-for-55 reverse split of its common stock (the “Reverse Stock Split”). The Reverse Stock Split will be effective as of 12:01 a.m. (Eastern Time) on January 15, 2020, and the Company’s common stock will begin trading on The Nasdaq Capital Market on a post-split basis on January 15, 2020.

As a result of the Reverse Stock Split, every fifty-five (55) shares of the Company’s issued and outstanding common stock, par value $0.0001, will be converted into one (1) share of common stock, par value $0.0001, reducing the number of issued and outstanding shares of the Company’s common stock from approximately 36.8 million shares to approximately 0.67 million shares. The Company’s transfer agent, Computershare Trust Company, N. A. (“Computershare”), will provide instructions to stockholders of record regarding the process for exchanging shares.

Because the Certificate of Amendment did not reduce the number of authorized shares of the Company’s common stock, the effect of the Certificate of Amendment and the Reverse Stock Split is to increase the number of shares of common stock available for issuance relative to the number of shares issued and outstanding. The Reverse Stock Split did not alter the par value of the Company’s common stock or modify any voting rights or other terms of the common stock.

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of pre-reverse stock split shares of the Company’s common stock not evenly divisible by fifty-five, will, in lieu of a fractional share, be entitled, upon surrender to the exchange agent of certificate(s) representing their pre-split shares or upon conversion of their shares held in book-entry, to a cash payment equal to the fraction to which the stockholder would otherwise be entitled multiplied by $10.62, which is the average of the closing prices (as adjusted to reflect the Reverse Stock Split) of our common stock, as reported by Bloomberg L.P., during the ten consecutive trading days ending on January 13, 2020 (the trading day that is the second day immediately prior to the date on which the Reverse Stock Split becomes effective).

Computershare will be issuing all of the post-split shares through their paperless Direct Registration System (“DRS”), also known as “book-entry form,” unless otherwise requested by the stockholder. Computershare will hold the shares in an account set up for the stockholder. Stockholders who wish to hold paper certificates may obtain such certificates upon request to Computershare.

All book-entry or other electronic positions representing issued and outstanding shares of the Company’s common stock will be automatically adjusted. Those stockholders holding common stock in “street name” will receive instructions from their brokers.

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In addition, pursuant to their terms, a proportionate adjustment will be made to the per share exercise price and number of shares issuable under all of the Company’s outstanding equity awards and warrants to purchase shares of common stock, and the number of shares authorized and reserved for issuance pursuant to the Company’s equity incentive plan and employee stock purchase plan will be reduced proportionately.

After the Reverse Stock Split, the trading symbol for the Company’s common stock will continue to be “PHIO.” The new CUSIP number for the Company’s common stock is 71880W303.

The above description of the Certificate of Amendment and the Reverse Stock Split is a summary of the material terms thereof and is qualified in its entirety by reference to the Amendment, a copy of which is attached hereto as Exhibit 3.1, as filed with the Secretary of State of the State of Delaware on January 13, 2020.

Item 8.01 Other Events.

On January 14, 2020, the Company issued a press release relating to the matters described in Item 5.03 above. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Phio Pharmaceuticals Corp., filed with the Delaware Secretary of State on January 13, 2020

99.1	Press release issued by the Company on January 14, 2020

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 14, 2020

PHIO PHARMACEUTICALS CORP.

By:	/s/ Gerrit Dispersyn
Gerrit Dispersyn President and Chief Executive Officer

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